November 2, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Integrated BioPharma, Inc. and Subsidiary’s (the “Company”) Form 8K, dated November 2, 2009 as filed with the Securities and Exchange Commission and have the following comments:

Paragraph (1)

We agree with the statements made in these paragraphs as they relate to our firm.

Paragraph (2)

We have no basis on which to agree or disagree with the information regarding other accountants contained in this paragraph.

Yours truly,

/s/ Amper, Politziner & Mattia, LLP